EXHIBIT 21

                                  SUBSIDIARIES


Intertec Design, Inc.
Cataract, Inc.
The Consortium
The Consortium of Maryland, Inc.
Programming Alternatives of Minnesota, Inc.
Camelot Contractors, Limited
Austin Nichols Technical Temporaries, Inc.
J. D. Karin Consulting Services, Inc.